Lincolnway Energy, LLC

Creating Energy for Iowa & America

EXHIBIT 99

March 15, 2010

Dear Lincolnway Energy Member,

Over the last few months Lincolnway Energy has worked hard and earned a profit. Therefore now comes the time to pass those profits along to you the member. At its February board of directors meeting the Lincolnway Energy Board of Directors approved a cash distribution of $50 per unit. Enclosed in this letter you will find either a check in the amount of your distribution or a yellow sheet of paper indicating that your distribution amount has been direct deposited to your designated bank account.

In addition to making this distribution Lincolnway Energy has worked to pay off debt and has currently paid loan payments through the end of 2010 with the next loan payment due March 2011. Lincolnway Energy feels that it is important to reduce debt when possible to help better control costs and to be well prepared for times when there is no profitability in the ethanol industry.

There are a number of other good things going on here at Lincolnway Energy which include finalizing the lawsuit with the Iowa Department of Natural Resources, negotiating to bring a CO2 manufacturer to the Lincolnway Energy site, working to obtain a new Air Quality Permit and making improvements to the Lincolnway Energy plant that will help make us more efficient. These plus other small changes will help Lincolnway Energy be better prepared should profit margins grow weaker in the future.

In concluding I would like to encourage all members to visit the Lincolnway Energy website and view the financial results for the first fiscal quarter of 2009-2010. You can view the results by going to www.linconwayenergy.com and once on the website click on the investor tab and pull down the menu and click on SEC Financial Reports. The next step is to click on the link that sends you to the SEC website. Once on the SEC website look under the heading forms and locate the Form 10Q and locate the Form 10Q with a filing date of 2010,02-12, then choose the text format. Once you click on the format you can page down through the report and find the financial section of the report.

Once again all of us here at Lincolnway Energy want to thank you for supporting the renewable fuels industry and specifically Lincolnway Energy. If you should have any questions about the distribution please feel free to contact us at 515.232.1010.

Sincerely,

Richard D Brehm

Rick Brehm
President and Chief
Executive Officer